Issuer Free Writing Prospectus, dated March 26, 2014

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to the Preliminary Prospectus dated March 13, 2014

Registration No. 333-194523

Oi S.A. (“Oi”) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

EXHIBIT INDEX

Exhibit Number	Description of Document

1	Material Fact, dated March 25, 2014 (English translation).